Exhibit 5.1

                                 August 11, 2000


Talk Visual Corporation
3550 Biscayne Boulevard
Suite 704
Miami, Florida  33137

Dear Sirs:

                  We have acted as counsel for Talk Visual Corporation, a Nevada corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), filed by the Company on this date under the Securities Act of 1933, as amended, with respect to 56,018,307 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"), of the Company to be held by the Selling Security Holders named in the Registration Statement.

                  In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized (assuming, to the extent that the number of shares to be issued in connection with the Registration Statement would exceed the unissued authorized Common Stock of the Company, the Company duly adopts an amendment to its Articles of Incorporation increasing such authorized Common Stock) and issued and are fully paid and non-assessable (or, when issued in accordance with the referenced in the Registration Statement, will be duly and validly issued and fully paid and non-assessable).

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                     Very truly yours,

                                                     Torys